Exhibit 10.1

NOTE PURCHASE AGREEMENT

Date: October 6, 2022

Parties:

“Aegis”	Aegis Security Insurance Company 4431 N. Front Street, Suite 200, Harrisburg, PA 17110
“Eastside”	Eastside Distilling, Inc., a Nevada corporation 2321 NE Argyle Street, Unit D, Portland, Oregon 97211
“Craft Canning”	Craft Canning + Bottling LLC, an Oregon limited liability company 2321 NE Argyle Street, Unit D, Portland, Oregon 97211

Agreement:

1.	Definitions.

a.	Unless otherwise defined herein, the following terms are used herein as defined in the UCC: Accounts, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivables, Instruments, Inventory, Letter-of-Credit Rights, Proceeds, Supporting Obligations and Tangible Chattel Paper.

b.	As used in this Agreement, the following terms have the following meanings:

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

“Collateral” means all property and interests in property in or upon which a security interest, mortgage, pledge or other lien is granted pursuant to this Agreement.

“Loan Parties” means Eastside and Craft Canning.

“Obligations” means all present and future debts, liabilities, fees, expenses, obligations, guaranties, covenants, duties and indebtedness at any time owing by either Loan Party to Aegis, whether evidenced by this Agreement, the Note, the Note Guaranty or otherwise, whether arising from an extension of credit, guaranty, indemnification or otherwise, whether direct or indirect, whether absolute or contingent, whether due or to become due, and whether arising before or after the commencement of a proceeding under the Bankruptcy Code or any similar statute.

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“Permitted Liens” means (a) purchase money security interests in specific items of Equipment; (b) liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained, provided, that the same have no priority over any of Aegis’ security interests; (c) liens of materialmen, mechanics, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained; (d) liens which constitute banker’s liens, rights of set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such banker’s liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds, and not in respect of any loans or other extensions of credit by such bank or other financial institution to any Loan Party); (e) cash deposits or pledges of an aggregate amount not to exceed $10,000 to secure the payment of worker’s compensation, unemployment insurance, or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the ordinary course of business; and (f) the specific lien of Engs Commercial Capital LLC and the specific lien of First Interstate Bank as to each of which Aegis is on this date executing a subordination agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means, at any given time, the Uniform Commercial Code as adopted and in effect at such time in the State of Oregon or such other applicable jurisdiction.

2.	Purchase of Note.

a.	On the Closing Date, Aegis will purchase from Eastside and Eastside will execute and deliver to Aegis a Secured Promissory Note in the principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) in the form annexed hereto as Appendix A (the “Note”).

b.	The “Purchase Price” for the Note will be Four Million Five Hundred Thousand Dollars ($4,500,000) payable as follows:

i.	Payment shall be made to TQLA, LLC, a California limited liability company (“TQLA”), in full satisfaction of the Amended and Restated Secured Line of Credit Promissory Note dated August 4, 2022, which payment shall be in the amount designated as “Loan Payoff” on the Loan Payoff Schedule annexed hereto as Appendix B. Payment shall be wired to TQLA in accordance with the instructions for payment set forth on the Loan Payoff Schedule.

ii.	The balance of the Purchase Price will be wired to the account of Eastside designated by Eastside for this purpose.

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3.	Closing Date. The “Closing Date” will be the first date on which all of the following conditions have been satisfied, unless the Parties designate a subsequent date:

i.	Aegis shall have completed its business and legal due diligence pertaining to the Loan Parties, with results satisfactory to Aegis in its sole discretion.

ii.	California Bank and Trust shall have issued to Aegis an irrevocable letter of credit (the “ILOC”) securing payment of the balance of principal on the Note, including standard terms for such instruments as well as the specific terms set forth on Appendix C hereto. Aegis shall be entitled to draw upon the ILOC to the extent of any principal amount of the Note that is due, payable, and unpaid.

iii.	Craft Canning shall have signed and delivered to Aegis the Note Guaranty in the form annexed hereto as Appendix D.

iv.	Each of Aegis, First Interstate Bank and Craft Canning shall have entered into a subordination agreement on mutually agreeable terms providing for subordination of Aegis’ lien on the assets of Craft Canning to the lien of First Interstate Bank on specific assets of Craft Canning.

v.	Each of Aegis, ENGS Commercial Capital LLC and Craft Canning shall have entered into a subordination agreement on mutually agreeable terms providing for subordination of Aegis’ lien on the assets of Craft Canning to the lien of ENGS Commercial Capital LLC on specific assets of Craft Canning.

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4.	Grant of Security Interest.

a.	To secure the full payment and performance of all of the Obligations, each Loan Party hereby assigns to Aegis and grants to Aegis a continuing security interest in all property of such Loan Party, whether tangible or intangible, real or personal, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes, including: (a) all Accounts and all Goods whose sale, lease or other disposition by such Loan Party has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Loan Party; (b) all Chattel Paper (including Electronic Chattel Paper), Instruments, Documents, and General Intangibles (including all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory; (d) all Goods (other than Inventory), including Equipment, Farm Products, Health-Care-Insurance Receivables, vehicles, and Fixtures; (e) all Investment Property, including, without limitation, all rights, privileges, authority, and powers of such Loan Party as an owner or as a holder of Pledged Equity, including, without limitation, all economic rights, all control rights, authority and powers, and all status rights of such Loan Party as a member, equity holder or shareholder, as applicable, of each Issuer; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) all Commercial Tort Claims; (i) all Supporting Obligations; (j) any other property of such Loan Party now or hereafter in the possession, custody or control of Aegis or any agent of Aegis, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), and (k) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of such Loan Party’s books and records relating to any of the foregoing and to such Loan Party’s business. Notwithstanding the foregoing, no Loan Party shall pledge, and the Collateral shall not include, (i) Equipment or other property owned by any Loan Party on the date hereof or hereafter acquired that is subject to a lien securing capitalized leases and purchase money indebtedness to the extent and for so long as the documentation providing for such capitalized leases and purchase money indebtedness prohibits the creation of a lien on such assets (other than to the extent that any such term or prohibition would be rendered ineffective after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code), (ii) any United States intent-to-use trademark applications to the extent that the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable Federal law, and (iii) assets and property to the extent such assets and property are subject to a term or a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than such Loan Party) to, the creation, attachment or perfection of the security interest granted herein, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC); provided, that with respect to any such limitation described in the foregoing clauses (i) and (iii), immediately upon the ineffectiveness, lapse or termination of any such restriction, the Collateral shall include, and such Loan Party shall be deemed to have granted a lien on such property under this Agreement as if such restriction had never been in effect.

b.	Each Loan Party will, and will cause the other Loan Party to, at any time upon the reasonable request of Aegis, execute or deliver to Aegis any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Aegis may reasonably request in form and substance reasonably satisfactory to Aegis, to create, perfect, and continue to be perfected or to better perfect Aegis’s liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby. To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Loan Party hereby authorizes Aegis to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Aegis to file such executed Additional Documents in any appropriate filing office

c.	Each Loan Party authorizes Aegis to file, transmit, or communicate, as applicable, from time to time, Uniform Commercial Code financing statements, along with amendments and modifications thereto, in all filing offices selected by Aegis, listing such Loan Party as the debtor and Aegis as the secured party, and describing the collateral covered thereby in such manner as Aegis may elect, including using descriptions such as “all personal property of debtor” or “all assets of debtor” or words of similar effect. Each Loan Party also hereby ratifies its authorization for Aegis to have filed in any filing office any financing statements filed prior to the date hereof.

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5.	Covenants of Loan Parties.

a.	Hinterkopf D240.2 Printer. Until all Obligations are satisfied, without the written consent of Aegis, Craft Canning will neither sell nor lease nor encumber the Hinterkopf D240.2 can printer now owned by Craft Canning.

b.	Barrel Inventory. Eastside pledges in this Agreement its inventory of barreled whiskey, inter alia, to secure payment of the Note. Attached hereto as Appendix E is an independent report stating that the 2,229 units of barreled whiskey owned by Eastside as of February 17, 2022 had a net orderly liquidation value of $5,466,373 on that date. Until all obligations are satisfied, without the written consent of Aegis, Eastside will not sell barrel inventory in bulk. “In bulk” shall be 10 barrels in a 6-month period. Resale in bulk by Eastside of barrels repurchased from Ultrapure during 2022 shall not be considered a breach of this covenant.

c.	Taxes. Each Loan Party will timely pay all applicable Taxes, assessments, deposits and contributions owing by such Loan Party in the future as they became due and payable. Each Loan Party may, however, defer payment of any contested Taxes; provided, that such Loan Party (i) in good faith contests its obligation to pay such Taxes by appropriate proceedings promptly and diligently instituted and conducted; (ii) notifies Aegis in writing of the commencement of, and any material development in, the proceedings; (iii) posts bonds or takes any other commercially reasonable steps required to keep the contested taxes from becoming a lien upon any of the Collateral and (iv) maintains adequate reserves therefor in conformity with GAAP.

6.	Negative Covenants of Loan Parties. No Loan Party shall, without Aegis’ prior written consent:

a.	merge or consolidate with another Person;

b.	acquire any assets except in the ordinary course of business;

c.	enter into any transaction outside the ordinary course of business;

d.	sell, transfer, return, or dispose of any Collateral or other assets with an aggregate value in excess of $10,000 in any calendar month, other than:

i.	the sale by Loan Parties of Inventory in the ordinary course of its business;

ii.	the sale of Accounts Receivable by Craft Canning pursuant to its Factoring and Security Agreement with Engs Commercial Capital LLC dated August 16, 2022 and amended on September 6, 2022, or

iii.	any sale, disposition, or transfer of obsolete, worn-out or unneeded Equipment;

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e.	create, incur, assume or suffer to exist any lien or other encumbrance of any nature whatsoever, other than in favor of Aegis to secure the Obligations, on any of the Collateral whether now or hereafter owned, other than Permitted Liens;

f.	guaranty or otherwise become liable with respect to the obligations of any Person other than (i) the Obligations;

g.	pay or declare any dividends or other distributions on any Loan Party’s Equity Interests (except for (x) dividends payable solely in capital stock or other Equity Interests of such Loan Party and (y) dividends or distributions to Eastside by Subsidiaries of Eastside);

h.	redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Loan Party’s equity interests; or

i.	pay any principal or other amount on any indebtedness that is contractually subordinated to Aegis in violation of the applicable subordination or intercreditor agreement or optionally prepay, redeem, defease, purchase, or otherwise acquire any indebtedness of any Loan Party.

7.	Termination. This Agreement will terminate and have no further force or effect if the Closing Date does not occur within five business days after the date of this Agreement first written above.

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first set forth above.

EASTSIDE DISTILLING, INC.

By:	/s/ Geoffrey Gwin
Name:	Geoffrey Gwin
Title:	Chief Executive Officer

CRAFT CANNING + BOTTLING, LLC

By:	/s/ Geoffrey Gwin
Name:	Geoffrey Gwin
Title:	Manager

AEGIS SECURITY INSURANCE COMPANY

By:	/s/ W.J. Wollyung III
Name:	W.J. Wollyung III
Title:	CEO/President

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Appendices

A.	Secured Promissory Note

B.	Loan Payoff Schedule – TQLA

C.	Terms of ILOC

D.	Note Guaranty

E.	Valuation of Barreled Whiskey

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